Exhibit 99.1

FREQUENCY THERAPEUTICS PROVIDES BUSINESS UPDATES AND REPORTS

FIRST QUARTER 2020 FINANCIAL RESULTS

Phase 2a Study of FX-322 for Sensorineural Hearing Loss Continues Enrollment at Multiple Sites

Shares Top-Line Data from Exploratory Clinical Study Confirming Delivery of FX-322 to the Cochlea

WOBURN, Mass., May 14, 2020 – Frequency Therapeutics, Inc. (Nasdaq: FREQ), a clinical-stage biotechnology company focused on harnessing the body’s innate biology to repair or reverse damage caused by a broad range of degenerative diseases, today announced business updates and financial results for the first quarter ending March 31, 2020.

“Our Phase 2a study of FX-322 for sensorineural hearing loss continues to enroll subjects at a number of clinical sites, despite challenges from the COVID-19 pandemic. Overall, we are pleased with our progress and we deeply appreciate the work of our investigators, site staff and the engagement of the patients participating in the study during this challenging period,” said Frequency Therapeutics Chief Executive Officer David L. Lucchino.

“Today, we also shared top-line data from a new exploratory clinical study that showed in all study patients that FX-322 was delivered to the intended target within the cochlea at drug levels that could be directly measured. Further, concentrations of FX-322 were predicted to be therapeutically active. With these new data, we have now collectively observed three key elements in FX-322’s clinical development trajectory: effective delivery to the target tissue, a favorable safety profile, and clinically meaningful improvements in hearing function.

“The cochlea is one of the most privileged and difficult-to-reach sites in the body. Quantifying drug concentrations of a potential restorative medicine in the cochlea represents an important advance in inner-ear drug discovery,” Mr. Lucchino continued. “This advance furthers Frequency’s leadership in hearing regeneration and our enthusiasm for the potential of FX-322 to benefit the millions of individuals suffering from sensorineural hearing loss.”

Recent Program and Business Updates

FX-322 Phase 2a Study for Sensorineural Hearing Loss: The FX-322 Phase 2a study is a randomized, double-blind, placebo-controlled, single- and repeat-dose study that may enroll up to 96 patients aged 18 to 65 with stable sensorineural hearing loss (SNHL). The objectives of the Phase 2a study are to further establish the hearing benefits observed in the Phase 1/2 study; evaluate the impact of multiple doses; and provide insights on endpoints and the appropriate patient populations for future studies. Phase 2a study subjects are randomized to receive either FX-322 or placebo in one ear, with the untreated ear acting as an additional measure of control.

The Company has continued to observe an impact to study operations related to COVID-19. A number of study sites had previously communicated that they temporarily halted enrollment and continue to do

so. The Company expects the COVID-19 pandemic may result in other clinical sites being similarly affected for an unknown period of time, slowing or temporarily halting patient enrollment and potentially impacting patient retention. However, principal investigators have reported that patients currently enrolled in the study have remained enrolled and that sites continue to be able to follow the study protocol. Since early March, coincident with the timing of increased COVID-19 related disruptions, patient enrollment has continued and new clinical sites have been activated.

Frequency continues to evaluate the anticipated timing for reporting top-line data from the Phase 2a study.

New Exploratory Clinical Study Data: In a separate press release issued today, Frequency announced top-line data from an exploratory clinical study conducted in Germany, designed to show whether drug levels of FX-322 in the cochlea can be directly measured. In addition to confirming the viability of the approach, study results showed measurable concentrations of FX-322 in every patient and that anatomical factors did not prevent the active agents of FX-322 from reaching the cochlea. Further, the levels of FX-322 in the cochlea were predicted to reach the therapeutically active range of the treatment, based on computer models.

The study results were based on analyzing samples of cochlear fluid, known as perilymph, taken intraoperatively from patients undergoing cochlear implant surgery. Each patient received a single intratympanic injection of FX-322, enabling researchers to directly measure the level of FX-322 in perilymph, which is not otherwise feasible in inner-ear studies because accessing the cochlea involves an invasive surgical procedure.

These data, combined with Phase 1/2 study results of FX-322 where the Company observed statistically significant and clinically meaningful improvements in key measures of hearing function in patients with sensorineural hearing loss, may show the first known evidence of a pharmacokinetic/pharmacodynamic effect of a potential hearing restoration therapeutic.

Frequency intends to present the results from this study at an upcoming medical conference.

COVID-19 Impact on Business Operations:

Frequency’s offices are located in states that are currently under mandated lock down orders and/or stay at home advisories, though in Massachusetts, biotechnology firms have been deemed essential and are exempted from such orders. At present, the majority of Frequency employees are working from home, while certain necessary laboratory employees have periodically worked in the lab to ensure that essential experiments continue. The Farmington, CT research site, co-located with the University of Connecticut, has paused activity and this site is expected to re-open when non-essential State offices are permitted to do so. Key experiments have been transitioned to the Company’s offices in Woburn, MA and third parties and contract research organizations have been engaged to advance certain projects.

First Quarter 2020 Financial Results

Cash Position: Cash, cash equivalents and short-term investments on March 31, 2020 were $206.1 million, as compared to $217.4 million on December 31, 2019. Based on current plans and assumptions, the Company expects its existing cash, cash equivalents and short-term investments will be sufficient to fund its operations into 2022. This guidance does not include potential future milestones which could be received from Astellas for continued FX-322 development.

Revenue: Revenue was $7.3 million for the first quarter of 2020. The Company had no revenue in the comparable period of 2019.

Research & Development Expenses: Research and development expenses were $6.7 million for the first quarter of 2020, as compared to $3.4 million for the first quarter of 2019. The increase was due to increased costs related to the Company’s lead product candidate, FX-322, including external development costs as the Company commenced a Phase 2a clinical trial for FX-322 in October 2019, as well as increased personnel-related costs due to additional headcount to support the growth of Frequency’s research and development organization.

General and Administrative Expenses: General and administrative expenses were $6.2 million for the first quarter of 2020, as compared to $2.5 million for the first quarter of 2019. The increase was primarily due to an increase in personnel-related costs, including stock-based compensation, for additional headcount required to support the growth of the Company as well as costs associated with being a public company, primarily comprised of insurance, consulting and professional fees.

Net Loss: Net loss was $4.9 million for the first quarter of 2020, as compared to $5.8 million for the first quarter of 2019. The decrease was primarily due to the impact of recognizing $7.3 million of revenue under the Astellas license and collaboration agreement which was partially offset by increases in research and development and general and administrative expenses.

About Frequency Therapeutics

Frequency Therapeutics is a leader in the development of medicines designed to activate progenitor cells within the body to treat degenerative diseases. The Company’s progenitor cell activation (PCA) approach stimulates progenitor cells to create functional tissue with the aim of developing disease modifying therapies. The Company’s lead product candidate, FX-322, is designed to regenerate auditory hair cells to restore hearing function. In a FX-322 Phase 1/2 study, statistically significant and clinically meaningful improvements in key measures of hearing function in patients with sensorineural hearing loss were observed. The Company also is evaluating additional diseases where its PCA approach could create functional tissue, including a discovery program in multiple sclerosis.

Headquartered in Woburn, Mass., Frequency has a license and collaboration agreement with Astellas Pharma Inc. for FX-322, for which it retains U.S. rights, as well as additional collaboration and licensing agreements with academic and nonprofit research organizations including The Scripps Research Institute, Cambridge Enterprises Limited, Massachusetts Eye and Ear, Partners Healthcare and the Massachusetts Institute of Technology. For more information, visit www.frequencytx.com and follow Frequency on Twitter @Frequencytx.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Phase 2a clinical trial, the timing of top-line data from the Phase 2a clinical trial and timing of presentation of results of the exploratory study in Germany, the novelty of the exploratory study in Germany, the implications of the results of the exploratory Germany study in combination with our other trials, the therapeutic levels of FX-322 predicted in the exploratory Germany study, the ability of our technology platform to provide patient benefit, the impact of COVID-19 on the Company’s on-going and planned clinical trials and business, increases in headcount, future milestone and royalty payments under the license and collaboration agreement with Astellas, estimates of the size of the hearing loss population and population at risk for hearing loss, the sufficiency of the Company’s cash, cash equivalents and short-term investments, the Company’s ability to advance its hearing program and further diversify its portfolio and the potential application of the PCA platform to other diseases.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the Company has incurred and will continue to incur significant losses and is not and may never be profitable; the Company’s need for additional funding to complete development and commercialization of any product candidate; the Company’s dependence on the development of FX-322; the unproven approach of the PCA platform; the lengthy, expensive and uncertain process of clinical drug development and regulatory approval; limited experience successfully obtaining marketing approval for and commercializing product candidates; the results of earlier clinical trials not being indicative of the results from later clinical trials; differences between preliminary or interim data and final data; adverse events or undesirable side effects; disruptions at the FDA and other regulatory agencies; failure to identify additional product candidates; new or changed legislation; failure to maintain Fast Track designation for FX-322 and such designation failing to result in faster development or regulatory review or approval; costly and damaging litigation, including related to product liability or intellectual property or brought by stockholders; dependence on Astellas Pharma Inc. for the development and commercialization of FX-322 outside of the United States; misconduct by employees or independent contractors; reliance on third parties, including to conduct clinical trials and manufacture product candidates; compliance with laws and regulations, including healthcare and environmental, health, and safety laws and regulations; failure to obtain, maintain and enforce protection of patents and other intellectual property; security breaches or failure to protect private personal information; attracting and retaining key personnel; and ability to manage growth.

These and other important factors discussed under the caption “Risk factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission (SEC) on March 26, 2020 and its other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Frequency Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$7,264	$—
Operating expenses:
Research and development	6,670	3,446
General and administrative	6,249	2,470
Total operating expenses	12,919	5,916
Loss from operations	(5,655)	(5,916)
Interest income	710	99
Realized gain on investments	69	—
Foreign exchange gain (loss)	1	(9)
Loss before income taxes	$(4,875)	$(5,826)
Income taxes	(38)	—
Net loss	$(4,913)	$(5,826)
Net loss per share attributable to common stockholders-basic and diluted	$(0.16)	$(3.24)
Weighted-average shares of common stock outstanding-basic and diluted	30,868,220	1,797,986

Frequency Therapeutics, Inc.

Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2020	December 31, 2019
Cash, cash equivalents and short-term investments	$206,113	$217,355
Working capital	166,213	168,575
Total assets	215,721	223,218
Total liabilities	50,872	55,860
Accumulated deficit	(73,801)	(68,888)
Total stockholders’ equity	164,849	167,358

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Contacts:

Investor Contact:

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

617-914-0008

Media Contact:

Suzanne Day

Frequency Therapeutics

Tel: 781-496-2211

Email: sday@frequencytx.com